(English Translation of the Original Contract in Chinese)
Exhibit 4.35
Lease Agreement
This agreement (this “Agreement”) is entered into by and between:
Lessor: Qidong Huahong Electronics Co., Ltd. (“Party A”)
Lessee: Jiangsu Linyang Solarfun Co., Ltd., Shanghai Branch (“Party B”)
Pursuant to the Contract Law of the People’s Republic of China and the relevant laws and regulations, in order to establish the rights and obligations of both parties hereto with respect to the lease of the premises hereunder, Party A and Party B hereby enter into this Agreement under the principles of equality and free will after consultation:
Article I. Basic Information Regarding the Leased Premises
The location of the premises to be leased: Room 1801, Minsheng Road 1199 Lane No. 1, Shanghai. (the “Leased Premises”).
Floor area: 1,116.09 square meters.
Article II. Use of the Leased Premises
Use of the premises: The Leased Premises shall be used for research and development and office purposes only. Party B hereby guarantees that, during the term of the lease, it may not change the use of the Leased Premises without Party A’s written consent and approvals from relevant authorities.
Article III. Improvement of the Leased Premises
During the term of the lease, Party B may renovate or decorate the Leased Premises after obtaining Party A’s consent.
Article IV Lease Term
(1) The term of the lease is three years (i.e. 36 months), starting from September 1, 2010 to August 31, 2013.

(2) If Party A breaches its obligation hereunder and terminates this Agreement before the end of the lease, Party A shall pay Party B which amount is equal to 3 months’ rent as compensation. If Party B breaches its obligation hereunder and terminates this Agreement before the end of the lease, Party B shall pay Party A which amount is equal to 3 months’ rent as compensation.
(3) After the term of the lease, Party A may take back the Leased Premises. If Party B wishes to extend the term of the lease, it shall notify Party A in writing 30 days before the term of the lease ends. After Party A agrees with such extension of lease terms, both parties shall execute a new lease agreement with respect to the extension.
Article V. Rent
(1) Standard rate of rent: the standard rate of rent for the Leased Premises is RMB 1,500,000 per year. If both parties agree to continue the lease after the expiration of the lease, both parties shall negotiate on the adjustment of the rent and may enter into new agreement in this regard.
(2) Time and method of rent payment: both parties shall reach additional agreement in this regard. Party B shall transfer the rent into an account designate by Party A.
Article VI. Deposit of the Leased Premises
(1) At the delivery of the Leased Premises by Party A to Party B, Party B shall pay Party A the lease deposit, the amount of which will be agreed to by the parties otherwise.
(2) After the expiration of the lease or termination of this Agreement, Party A shall, after deducting the rents, fees and compensation payment obligations which arise out of breach of this Agreement borne by Party B, return the remaining amount of the lease deposit to Party B.
Article VII Other Fees and Expenses
During the term of lease, the relevant fees and expenses in connection with the Leased Premises shall be borne in accordance with the following:
Party B shall pay the fees in connection with electricity, property management and air condition for after hours use of the Leased Premises. Party B shall keep relevant receipts or invoices for such fees and expenses and make them available for Party A’s inspection.
Article VIII Delivery and Return of the Leased Premises
(1) Delivery: Party A shall delivery the Leased Premises under the agreed conditions to Party B before May 15, 2010. The delivery is deemed to occur after (a) both parties inspect the Leased Premises, and (b) after Party A hands over the keys of the Leased Premises to Party B.

(2) Return: After the expiration of the lease or termination of this Agreement, Party B shall return the Leased Premises with ancillary fixtures. After inspection of the Leased Premises, both parties shall sign and affix their corporate seals on the List of Ancillary Fixtures and Equipment of the Leased Premises. Both parties shall settle the relevant fees and expenses in connection with the Leased Premises.
Any objects added by Party B may be removed and taken away by Party B. Any fixtures or decoration added to the Leased Premises by Party B shall become the property of Party A without any compensation to Party B.
After the return of the Leased Premises, Party A has the right to dispose of the objects which are left in the Leased Premises by Party B without Party B’s consent.
Article IX Maintenance of the Leased Premises and the Ancillary Fixtures
(1) During the term of lease, Party B shall be responsible for the maintenance and repairs of and the security of the Leased Premises. Party B shall notify Party A of any major repairs that Party A is responsible for. If Party A thinks fit, Party A shall carry out such major repairs in time.
(2) Party A shall not be responsible for the repairs and maintenance of and the security of renovation, decoration and new objects added by Party B at the Leased Premises.
(3) During the term of the lease, Party B shall be responsible for the fire and safety of the Leased Premises, keeping the area surrounding the Leased Premises clean, and other comprehensive safety and security obligations as required by relevant laws and regulations. Party B shall cooperate with Party A for Party A’s inspection of the Leased Premises in this regard.
(4) Party B shall use the Leased Premises reasonably. Party B shall be responsible for repair of the Leased Premises or compensate Party A for any damages or malfunctions (if applicable) of the Leased Premises due to the unreasonable and/or improper use of the Leased Premises by Party B. If Party B refuses to repair or otherwise be responsible for such damages or malfunctions, Party A may repair the Leased Premises or purchase new objects instead, and Party B shall be responsible for any fees and expenses incurred in connection with it.
(5)Party B shall not be responsible for any wear and tear due to the nature of or reasonable use of the Leased Premises.
(6) During the term of the lease, Party B shall not damage any equipment in the Leased Premises. Party B shall seek Party A’s written consent before Party B changes the internal structures, decoration or equipment of the Leased Premises and Party B shall bear the cost and expenses for such changes. At the expiration of the lease, unless otherwise agreed, Party A shall be entitled to ask Party B to restore the Leased Premises to the original condition or pay for the expenses that Party A may incur if Party A restores the Leased Premises to the original condition itself.

Article X. Sublets
Unless otherwise agreed by both parties, Party B shall seek Party A’s prior written consent before Party B sublets the lease in part or in whole to any third party.
Article XI. Termination
(1) If Party B wishes to terminate this Agreement, it shall provide Party A a 2-month advance notice.
(2) This Agreement shall be terminated and neither party is liable to the other for breach of contract under the following circumstances:
(a) the Leased Premises becomes part of the demolishment plan of the government as required by the development of the city in accordance with applicable laws and regulations;
(b) the Leased Premises is damaged, destroyed or incurs other losses as a result of earthquake, fire or other force majeure events.
(3)Party B shall have the right to terminate this Agreement unilaterally if:
(a) Party A delays the delivery of the Leased Premises for more than 10 days.
(b) the Leased Premises so delivered is not under the conditions as agreed hereunder, which adversely affects Party B’s use of the Leased Premises.
(c) the Leased Premises so delivered is dangerous to the safety or health of Party B.
(d) other reasons______________________________.
(4) Party A shall have the right to terminate this Agreement unilaterally if:
(a) Party B fails to pay the rent after it is due and outstanding for more than 30 days or fails to pay the rent at all.
(b) The amount owed by Party B to Party A exceeds RMB 5,000.
(c) Party B changes the use of the Leased Premises without Party A’s consent.
(d) Party B changes the major structure of or causes damages to the Leased Premises without Party A’s consent.
(e) Party B sublets the Leased Premises to any third party without Party A’s consent.
(f) Party B conducts illegal activities in the Leased Premises.
(g) Other reasons _______________________.

Article XII Dispute Solution
Any disputes arising out of or in connection with this Agreement shall be resolved through consultation between the parties or by meditation. If consultation or meditation fails, the disputes may be referred to arbitration at Nantong Arbitration Committee in accordance with applicable laws and regulations.
This Agreement shall become effective after signing and affixing the seals of both parties. This Agreement shall be executed in four (4) original copies, with each party holding two (2) original copies.

Lessor (Party A): Qidong Huahong Electronics Co., Ltd. (seal affixed)	Lessee (Party B): Jiangsu Linyang Solarfun Co., Ltd., Shanghai Branch (seal affixed)

Agent of the Lessor:	Agent of the Lessee: /s/ Ping Xie

Date:	Date: